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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

NAME OF SUBSIDIARY*

Fidelity Chemical Products Malaysia SDN.BHD
OM Holdings, Inc.
OMG Americas, Inc.
OMG Asia-Pacific Co., Ltd.
OMG Belleville, Limited
OMG Europe GmbH
OMG Fidelity, Inc.
OMG Finland Oy
OMG Harjavalta Chemicals Holding BV
OMG Harjavalta Nickel Oy
OMG Japan, Inc.
OMG Jett, Inc.
OMG Kokkola Chemicals Holding BV
OMG Kokkola Chemicals Oy
OMG Singapore Pte, Ltd.
OMG Thailand Co., Ltd.
OMG Vasset, S.A.
SCM Metal Products, Inc.
Harko CV
Groupement Pour Le Traitement Du teril De Lubumbashi (55%)
Societe De Traitement du Terril De Lubumbashi (55%)
OMG AG & Co. KG
OMG Management AG
Allgemeine Gold- und Silberscheideanstalt AG ("Agosi") (90.8%)
Degussa Galvanotechnik GmbH
Schone Edelmetaal B.V.
Ogussa Osterreichische Gold- und Silberscheideanstalt Gesellschaft m.b.H. Nadir Allgemeine Soymetaller (15%)
OMG UK Limited
Allgemeine France S.A.R.L.
dmc(2) Metals (Thailand) Ltd. (49%)
Prometron GmbH Produkte fur Elektronik und Elektrotechnik
Degussa-NA-Edelmetall GmbH
BrazeTec GmbH
Norddeutsche Affinerie AG (10%)
Cycleon S.A. (50%)
OMG Brasil Ltda.
OMG Argentina S.A.
Clarex S.A.
Coimpa Sociedade Industrial de Metais Preciosos da Amazonia Ltda.
Icomeq Industria e Comercio Ltda.
OMG Automotive Catalysts Skandinavia AB
OMG Automotive Catalysts (Pty) Ltd. (55%)
DMC Catalyst Port Elisabeth (Pty) Ltd. (55%)
OMG Marketing South Africa (Pty) Ltd.
OMG Automotive Catalysts (Thailand) Ltd.
Ordeg Co., Ltd. (50%)
OMG China Limited
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International Catalyst Technology, Inc. (50%)
ICT Co., Inc. (50%)
OMG Precious Metals Singapore Ltd.
Italbras S.p.A.
dmc(2) Electronic Components Corporation
OMG Michigan Inc.
OMG Catalysts Canada Corp.
1354950 Ontario, Inc.

* Percentage in parentheses indicates ownership by OMG or a subsidiary of OMG, if other than 100%